Exhibit 99.1

The Shyft Group Announces Chief Financial Officer to Depart at Year End

NOVI, Mich., November 21, 2024  — The Shyft Group, Inc. (NASDAQ: SHYF) (“Shyft” or the “Company”), the North American leader in specialty vehicle manufacturing, assembly, and upfit for the commercial, retail, and service specialty vehicle markets, today announced that Jon Douyard has resigned as Chief Financial Officer to pursue another professional opportunity outside the industry. He will continue to serve as CFO until December 31, 2024 to ensure a smooth transition.

“On behalf of our employees, executive leadership team, and Board of Directors, I want to thank Jon for his nearly five years of leadership at Shyft,” said John Dunn, President and CEO. “As CFO, Jon has instilled financial discipline, maintained a strong balance sheet, and driven growth. I am personally grateful for his partnership and contributions, which have strengthened Shyft and positioned the Company for continued success. We wish Jon the very best in the next chapter of his career.”

Douyard said, "It has been a privilege to serve as Shyft’s CFO. Together with highly talented employees, we have made meaningful organic and inorganic investments in our future. I am confident this team is well-equipped to continue driving Shyft’s growth and success.”

Shyft’s Board of Directors is commencing a comprehensive search for a new CFO, supported by a leading, independent executive search firm. The Company is considering both internal and external succession candidates.

About The Shyft Group

The Shyft Group is the North American leader in specialty vehicle manufacturing, assembly, and upfit for the commercial, retail, and service specialty vehicle markets. Our customers include first-to-last mile delivery companies across vocations, federal, state, and local government entities; the trades; and utility and infrastructure segments. The Shyft Group is organized into two core business units: Shyft Fleet Vehicles and Services™ and Shyft Specialty Vehicles™. Today, its family of brands include Utilimaster®, Blue Arc™ EV Solutions, Royal® Truck Body, DuraMag® and Magnum®, Strobes-R-Us, Spartan® RV Chassis, Red Diamond™ Aftermarket Solutions, Builtmore Contract Manufacturing™, and Independent Truck Upfitters. The Shyft Group and its go-to-market brands are well known in their respective industries for quality, durability, and first-to-market innovation. The Company employs approximately 3,000 employees and contractors across campuses, and operates facilities in Arizona, California, Florida, Indiana, Iowa, Maine, Michigan, Missouri, Pennsylvania, Tennessee, Texas, and Saltillo, Mexico. The Company reported sales of $872 million in 2023. Learn more at TheShyftGroup.com.

CONTACTS

MEDIA
Sydney Machesky Director, Corporate Communications
Sydney.Machesky@theshyftgroup.com
586.413.4112

INVESTORS
Randy Wilson Vice President, Investor Relations and Treasury
Randy.Wilson@theshyftgroup.com
248.727.3755